Exhibit 99.3

Bio-Techne Appoints Dr. Amy E. Herr to Board of Directors

Minneapolis, February 4, 2025 /PRNewswire/ -- Bio-Techne Corporation (NASDAQ: TECH) today announced the appointment of Amy E. Herr, Ph.D. to serve as an independent director on the Company's Board of Directors beginning on February 1, 2025. Dr. Herr will serve on the Science & Technology Committee of the Board of Directors.

Dr. Herr is a Chancellor’s Professor of Bioengineering at the University of California, Berkeley. Dr. Herr also currently serves as the Vice President of the Chan Zuckerberg Biohub Network, a group of nonprofit research institutes established to create tools required to understand the mysteries of the cell to ultimately cure, prevent, and manage human disease. Since joining the faculty at UC Berkeley in 2007, Dr. Herr has served in several university, national, and international leadership roles including as the Founding Executive Director of UC Berkeley’s Bakar BioEnginuity Hub – an incubator for academic spin-out companies, and on the National Advisory Council for Biomedical Imaging and Bioengineering (NACBIB) for the National Institutes of Health, as well as governmental science advisory boards. Dr. Herr was a co-founder and advisory board member of Zephyrus Biosciences, which was acquired by Bio-Techne in 2016. Dr. Herr holds a Doctor of Philosophy in Mechanical Engineering from Stanford University and a Bachelor of Science in Engineering & Applied Science from Caltech.

Dr. Herr’s appointment completes a two-year process by the Board of Directors to identify and appoint successors to retiring directors Randy Steer, who retired in 2024, and Dr. Roeland Nusse, who will be retiring later in 2025. Dr. Herr will succeed Dr. Roeland Nusse.

“Dr. Herr’s deep biological and engineering experience are an ideal fit for our board and the strategic direction of the Company,” said Kim Kelderman, Bio-Techne’s President and Chief Executive Officer. “We are elated to add someone with Dr. Herr’s credentials to our board.”

“We are pleased to welcome Dr. Herr to our board,” said Bob Baumgartner, Chairman of the Board of Bio-Techne. “She brings tremendous scientific experience to Bio-Techne. For example, Dr. Herr’s extensive bioengineering background brings an important skillset as the Company continues to grow its proteomic analytical instrument business.”

About Bio-Techne

Bio-Techne Corporation (NASDAQ: TECH) is a global life sciences company providing innovative tools and bioactive reagents for the research and clinical diagnostic communities. Bio-Techne products assist scientific investigations into biological processes and the nature and progress of specific diseases. They aid in drug discovery efforts and provide the means for accurate clinical tests and diagnoses. With hundreds of thousands of products in its portfolio, Bio-Techne generated approximately $1.2 billion in net sales in fiscal 2024 and has approximately 3,100 employees worldwide. For more information on Bio-Techne and its brands, please visit https://www.bio-techne.com or follow the Company on social media at: Facebook, LinkedIn, Twitter or YouTube.

Contact:  David Clair, Vice President, Investor Relations & Corporate Development

david.clair@bio-techne.com

612-656-4416